Exhibit 99.1

Infiltrator Water Technologies Ultimate Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets as of December 28, 2018 and December 29, 2017, and Consolidated Statements of Operations and Comprehensive Income (Loss),

Stockholders’ Equity, and Cash Flows for the three years ended December 28, 2018, December 29, 2017, and December 30, 2016, and Independent Auditors’ Report

INFILTRATOR WATER TECHNOLOGIES ULTIMATE HOLDINGS, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Page(s)
INDEPENDENT AUDITORS’ REPORT	1-2
CONSOLIDATED FINANCIAL STATEMENTS:
Balance Sheets	3
Statements of Operations and Comprehensive Income (Loss)	4
Statements of Stockholders’ Equity	5
Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7-20

INDEPENDENT AUDITORS’ REPORT

Deloitte & Touche LLP CityPlace I, 33rd Floor 185 Asylum Street

Hartford, CT 06103-3402 USA

Tel:   +1 860 725 3000

Fax:  +1 860 725 3500

www.deloitte.com

Infiltrator Water Technologies Ultimate Holdings, Inc. Old Saybrook, Connecticut

We have audited the accompanying consolidated financial statements of Infiltrator Water Technologies Ultimate Holdings, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 28, 2018 and December 29, 2017, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 28, 2018, December 29, 2017, and December 30, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Infiltrator Water Technologies Ultimate  Holdings, Inc. and Subsidiaries as of December 28, 2018 and December 29, 2017, and the results of their operations and their cash flows for each of the three years ended December 28, 2018, December 29, 2017 and December 30, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

April 25, 2019 (July 24, 2019 as to the accounting for goodwill as disclosed in Note 1)

INFILTRATOR WATER TECHNOLOGIES ULTIMATE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 28, 2018 AND DECEMBER 29, 2017
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 1f)	$ 101,345,595	$ 57,826,527
Accounts receivable—net of allowance for doubtful accounts
of $576,000 in 2018 and $422,000 in 2017, respectively	16,343,716	18,911,565
Income tax receivable	225,959	674,990
Inventories (Note 3)	35,017,942	33,784,911
Other current assets	1,579,529	1,205,033
Total current assets	154,512,741	112,403,026
PROPERTY, PLANT, AND EQUIPMENT—Net (Notes 1(h), and 4)	67,887,564	71,495,702
GOODWILL (Notes 1(k) and 5)	172,912,114	172,115,558
OTHER INTANGIBLE ASSETS—Net (Notes 1(j) and 5)	247,370,351	278,550,335
OTHER ASSETS (Note 1 (h))	8,368,594	8,130,957
TOTAL ASSETS	$ 651,051,364	$ 642,695,578
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt (Note 6)	$2,450,000	$9,650,000
Accounts payable	11,318,861	13,314,652
Income tax payable	4,255,373	—
Accrued legal settlment (Note 12)	7,500,000	—
Accrued expenses	4,591,154	4,464,859
Total current liabilities	30,115,388	27,429,511
LONG-TERM DEBT—Less current portion (Note 6)	326,667,913	321,332,219
CONTINGENT CONSIDERATION (Note 1d)	—	511,444
OTHER LIABILITIES	182,330	698,953
DEFERRED INCOME TAXES (Note 7)	66,914,154	76,547,953
Total liabilities	423,879,785	426,520,080

COMMITMENTS AND CONTINGENCIES (Notes 1(q), 1(r) 1(u) 6, 7, 8, and 9)

STOCKHOLDERS’ EQUITY:

Common stock, $.01 per share par value, 30,000,101 shares authorized;

18,612,450 shares issued and outstanding at December 28, 2018
and 18,603,594 at December 29, 2017, (Note 1(d))	186,126	186,036
Additional paid-in capital	188,842,375	187,656,442
Accumulated earnings	38,143,078	28,333,020
Total stockholders’ equity	227,171,579	216,175,498
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 651,051,364	$ 642,695,578

See accompanying notes to consolidated financial statem-en3ts-.

INFILTRATOR WATER TECHNOLOGIES ULTIMATE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 28, 2018, DECEMBER 29, 2017, AND DECEMBER 30, 2016

	2018	2017	2016
NET SALES	$ 275,198,104	$ 255,225,880	$ 233,393,804
COST OF GOODS SOLD	173,252,075	170,398,152	163,049,622
GROSS PROFIT	101,946,029	84,827,728	70,344,182
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	27,999,625	25,835,048	19,761,453
TRANSACTION RELATED EXPENSES (Note 1(d))	252,153	931,164	—
LEGAL SETTLEMENT (Note 12)	7,500,000	—	—
AMORTIZATION EXPENSE RELATED TO INTANGIBLE
ASSETS (Notes 1(j) and 5)	31,179,984	30,565,616	31,241,292
RESEARCH AND DEVELOPMENT	1,938,529	764,032	1,258,486
LOSS ON SALE OF PROPERTY, PLANT AND EQUIPMENT (Note 4)	22,505	81,836	—
OPERATING INCOME	33,053,233	26,650,032	18,082,951
OTHER INCOME (EXPENSE):
Interest expense—net (Notes 4 and 6)	(19,580,450)	(23,707,036)	(24,260,148)
Other expense—net	(318,628)	(280,454)	(295,166)
INCOME FROM OPERATIONS
BEFORE INCOME TAXES	13,154,155	2,662,542	(6,472,363)
INCOME TAX EXPENSE (BENEFIT) (Note 7)	3,334,097	(40,141,830)	(86,159)
NET INCOME (COMPREHENSIVE INCOME)	$9,820,058	$ 42,804,372	$ (6,386,204)

See accompanying notes to consolidated financial statements.

INFILTRATOR WATER TECHNOLOGIES ULTIMATE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 28, 2018, DECEMBER 29, 2017, AND DECEMBER 30, 2016

	Common Stock	Additional Paid-In Capital	Accumulated Earnings	Total Stockholders’ Equity
BALANCE—January 01, 2016	$ 186,036	$ 186,640,796	$(8,065,148)	$ 178,761,684
Dividends paid	-	-	(10,000)	(10,000)
Stock option compensation expense	-	282,817	-	282,817
Net loss	_______-	_______-	(6,386,204)	(6,386,204)
BALANCE—December 30, 2016	$ 186,036	$ 186,923,613	$ (14,461,352)	$ 172,648,297
Dividends paid	-	-	(10,000)	(10,000)
Stock option compensation expense	-	732,829	-
Net income	_______-	_______-	42,804,372	42,804,372
BALANCE—December 29, 2017	$ 186,036	$ 187,656,442	$ 28,333,020	$ 216,175,498
Dividends paid	-	-	(10,000)	(10,000)
Stock issuance	90	249,910	-	250,000
Stock option compensation expense	-	936,023	-	936,023
Net income	_______-	_______-	9,820,058	9,820,058
BALANCE—December 28, 2018	$ 186,126	$ 188,842,375	$ 38,143,078	$ 227,171,579

See accompanying notes to consolidated financial statements.

INFILTRATOR WATER TECHNOLOGIES ULTIMATE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 28, 2018, DECEMBER 29, 2017, AND DECEMBER 30, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:	2018	2017	2016
Net income (loss) from continuing operations	$9,820,058	$ 42,804,372	$ (6,386,204)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	47,198,090	52,023,784	51,554,927
Stock option compensation expense	936,023	732,829	282,817
Contingent consideration	38,556	931,164	—
Deferred income taxes	(9,633,799)	(53,446,711)	(6,602,118)
Loss on sale of property and equipment	22,505	81,836	—
Amortization/write-off of financing costs	1,894,726	5,926,460	2,028,756
Change in operating assets—(increase) decrease:
Accounts receivable	2,567,849	(3,289,062)	(2,465,986)
Income tax receivable	449,031	1,525,281	(2,200,271)
Inventories	(1,036,708)	318,822	235,099
Other current assets	(374,496)	280,205	69,933
Other assets	(262,498)	(428,533)	(1,656,395)
Change in operating liabilities—increase (decrease):
Accounts payable	(1,995,791)	2,380,909	(3,799,767)
Other liabilities	(516,623)	473,571	62,804
Income tax payable	4,255,373	—	—
Accrued expenses	7,526,295	1,182,280	201,429
Net cash provided by operating activities	60,888,591	51,497,207	31,325,024
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,360,791)	(10,652,324)	(13,876,625)
Acquisition of Delta Environmental	(1,000,000)	—	—
Proceeds from the sale of property and equipment	60,300
Net cash used for investing activities	(13,300,491)	(10,652,324)	(13,876,625)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing on revolving line of credit Borrowing of long-term debt	—	100,000,000	—
Payoff of long-term debt	—	(100,000,000)	—
Payment of contingent consideration for acquisition	(550,000)	(7,419,720)	—
Deferred financing costs	—	(2,098,719)	(951,094)
Dividends paid	(10,000)	(10,000)	(10,000)
Proceeds from stock issuance	250,000	—	—
Repayments of long-term debt	(3,759,032)	(2,450,000)	(2,450,000)
Net cash used for financing activities	(4,069,032)	(11,978,439)	(3,411,094)
NET INCREASE IN CASH AND CASH EQUIVALENTS	43,519,068	28,866,444	14,037,305
CASH AND CASH EQUIVALENTS—Beginning of year	57,826,527	28,960,083	14,922,778
CASH AND CASH EQUIVALENTS—End of year	$ 101,345,595	$ 57,826,527	$ 28,960,083
CASH PAID DURING THE PERIOD FOR:
Interest	$ 17,924,320	$ 17,970,775	$ 22,117,084
Income tax payment - net	$ 8,918,744	$ 11,351,233	$ 8,721,121

See accompanying notes to consolidated financial statements.

INFILTRATOR WATER TECHNOLOGIES ULTIMATE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 28, 2018 AND DECEMBER 29, 2017 AND FOR THE YEARS ENDED DECEMBER 28, 2018, DECEMBER 29, 2017, AND DECEMBER 30, 2016

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)Lines of Business and Principles of Consolidation—Infiltrator Water Technologies Ultimate Holdings, Inc. and Subsidiaries including Infiltrator Water Technologies, LLC (the Company) designs, manufactures and sells engineered plastic chambers, synthetic assemblies, tanks, and accessories for the onsite wastewater and storm water industries. The Company is a pioneer in plastic technologies for underground wastewater management having invented the first plastic leach field chamber. The Company maintains a corporate office in Connecticut and operates manufacturing facilities in Kentucky, North Carolina, Texas, Illinois, Alabama, Louisiana and Oregon. Sales are primarily through distributors throughout North America, and to a lesser extent Latin America, Europe, and South Africa.

(b)	Basis of Presentation—

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and include the financial statements of the Company and its wholly owned subsidiaries for the respective periods. All intercompany balances and transactions have been eliminated in consolidation.

The Company’s fiscal year ends on the Friday nearest December 31. The fiscal years ended December 28, 2018, December 29, 2017, and December 30, 2016 included 52 weeks of operating results.

(c)Acquisition by Infiltrator Water Technologies, LLC – In March 2018, Infiltrator expanded into the advanced wastewater treatment segment of the industry with the acquisition of Delta Environmental assets from Pentair Flow Technologies for $1,000,000. Infiltrator has reestablished the Delta brand under a new wholly owned subsidiary of Infiltrator, Delta Treatment Systems, LLC. Delta Treatment Systems manufactures and sells products for residential and commercial advanced wastewater treatment including custom package treatment plants and ECOPOD and Whitewater models.

(d)	Acquisition by Ontario Teachers’ Pension Plan—

As part of the 2015 acquisition by the current owner, the Company recorded an estimate of

$7,900,000 of contingent consideration that would be distributed to the predecessor shareholders when certain income tax assets were realized by the Company.

In 2017, the Company revised its estimate to be $8,800,000, the final tax benefits were distributed to predecessor shareholders in 2018 with no significant changes in the previous estimate. No further tax benefits are owed to predecessor shareholders as of December 28, 2018.

(e)Authorized Capital Stock—The aggregate number of shares which the Company is authorized to issue is thirty million one hundred and one (30,000,101) shares, divided into three (3) classes, consisting of thirty million (30,000,000) shares of Class A Common Stock, $0.01 per share par value, one hundred (100) shares of Class B Common Stock,

$0.01 per share par value, and one (1) share of Class C Common Stock, $0.01 per share par value.

(f)Cash and Cash Equivalents—Cash represents deposits held at financial institutions and all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company had no cash equivalents at either 2018 or 2017.

(g)Inventories—Inventories are stated at the lower of cost or net realizable value determined on the first-in, first-out basis.

(h)Property, Plant, and Equipment—Property, plant, and equipment are stated at cost. The Company depreciates property, plant and equipment over the lesser of their estimated useful lives or their remaining lease terms using the straight-line method.

The Company maintains a supply of various spare parts integral to its operations. The spare parts have been classified as other assets on the consolidated balance sheets. Spare parts inventory balances included in other assets at December 28, 2018 and December 29, 2017 were $6,716,690 and $6,481,142, respectively.

(i)Deferred Financing Costs—The Company has recorded $5,998,055 and $7,892,781 of deferred financing costs as a reduction of debt as of December 28, 2018 and

December 29, 2017, respectively.

(j)Intangible Assets—The intangible assets include amounts assigned to the fair values of the identifiable intangibles on the date of acquisition including patents, developed technology, trade names, and customer relationships. The intangibles with definite useful lives are being amortized over their estimated useful lives based on the pattern of economic benefits inherent in the intangible assets. The intangible assets with indefinite useful lives are tested for impairment annually as of the Company’s year end and more often if events or circumstances indicate that the asset may be impaired. During the years ended December 28, 2018, December 29, 2017, and December 30, 2016, no impairment charges were recognized.

(k)Goodwill—Goodwill represents the excess of costs over the fair value of assets of businesses acquired. Goodwill is not amortized but is tested for impairment annually and more often if events or circumstances indicate that the asset may be impaired. The operations of the Company consist of a single reporting unit for purposes of its annual goodwill impairment test.

The Company performs its annual impairment test on the last day of its fiscal year each December. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair market value of the entity is less than the carrying amount. If the qualitative assessment indicates that it is not more likely than not that the fair market of the entity is less than the carrying amount, then no additional analysis is required. If the qualitative assessment indicates that it is more likely than not that the fair value is less than the carrying amount, the Company would then perform a quantitative analysis to calculate the fair value of the entity and measure it against the entity’s carrying amount, including goodwill. The goodwill impairment loss, if any, represents the excess of the carrying amount of the entity over its fair value and would not exceed the carrying amount of goodwill. The Company determined at 2016, 2017, and 2018 that it was not more likely than not that the fair value of the entity was less than its carrying value.

The consolidated financial statements have been updated to reflect the above accounting policies for goodwill applicable to public business entities.

(l)Impairment of Long-Lived Assets—Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No impairment was indicated in the years ended December 28, 2018, December 29, 2017, and December 30, 2016.

(m)Revenue Recognition—The Company recognizes revenue on sales when products are shipped, the customer takes ownership and assumes risk of loss, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable, and collection is probable. Shipping and other transportation costs charged to customers are recorded in both sales and cost of sales. Sales are recorded net of applicable provisions for discounts and allowances, including customer rebates.

(n)Research and Development—The Company expenses research and development costs as they are incurred.

(o)Income Taxes—Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due and deferred. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets and identified intangibles. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

On December 22, 2017, President Donald Trump signed into law the Tax Cuts & Jobs Act (“TCJA” or “H.R. 1”) which introduced comprehensive U.S. tax reform. The federal tax rate decreased from 35% to 21% effective January 1, 2018.

(p)Use of Estimates—Management uses estimates and assumptions in preparing the consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported revenues and expenses. Significant items subject to such estimates and assumptions include fair value of assets and liabilities acquired in a business combination; the useful lives of fixed assets; allowances for doubtful accounts, warranties and sales returns; the valuation of deferred tax assets, goodwill and intangibles, stock options, and other contingencies. Actual results could differ from those estimates.

(q)Stock Option Plan—All stock-based compensation is recognized as an expense in the consolidated financial statements and such costs are measured at the fair value of the award. For all stock-based awards the Company recognizes compensation expense based on estimated grant date fair value using the Black-Scholes option-pricing model over the related service period.

Certain of the Company’s stock awards vest only upon a change in control event (as defined in the Plan). The change in control term is a performance condition and therefore the Company does not accrue or recognize any compensation cost until such event is considered probable. No compensation cost has been recognized on these awards to date as the event is not considered probable.

(r)Deferred Compensation—On March 31, 2016, the board of members approved a long-term Incentive Bonus Plan to retain key senior strategic managers. The availability and offering of incentive bonuses under this Bonus Plan also increases the Company’s ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. The Bonus Plan is payable upon a change in control event (as defined in the Plan) to remaining members of management at the time of such event. The change in control term is considered a performance condition and therefore the Company does not accrue or recognize any compensation cost until such event is considered probable or until cash bonuses are paid to key senior managers. No compensation cost has been recognized for the incentive bonus plan to date as the event is not considered probable.

(s)Fair Value Measurements—Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset and liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2—Inputs to the valuation methodology include:

–	Quoted prices for similar assets or liabilities in active markets;

–	Quoted prices for identical or similar assets or liabilities in inactive markets;

–	Inputs other than quoted prices that are observable for the asset or liability;

–	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

(t)Uncertainty in Income Taxes—Uncertain tax positions taken or expected to be taken in a tax return must meet a threshold of more likely than not for recognition of tax benefits in the consolidated financial statements. Uncertain tax positions were not significant as of December 28, 2018 and December 29, 2017. There are no material changes expected within the next twelve months.

(u)Commitments and Contingencies—Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(v)New Accounting Standards—In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which stipulates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for such goods or services. To achieve this core principle, an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract(s); (3) determine the transaction price(s); (4) allocate the transaction price(s) to the performance obligations in the contract(s); and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance also requires advanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The ASU is effective for nonpublic entities for annual periods beginning after December 15, 2018. The amendments may be applied retrospectively to each period presented or with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of this ASU on its Consolidated Financial Statements.

In February of 2016, the FASB issued ASU 2016-02, Leases, which changes a lessor’s accounting for operating leases. The ASU requires companies to recognize in their balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. When measuring assets and liabilities arising from a lease, companies would include payments to be made in optional periods only if they are reasonably certain to exercise an option to extend the lease (or not to exercise an option to terminate a lease). For leases with a term of twelve months or less, companies are permitted to make an accounting policy election not to recognize lease assets and liabilities. If this election is made, a company would recognize lease expense on a straight-line basis over the lease term. The ASU is effective for annual periods beginning after December 15, 2019. The Company is currently evaluating the impact of this ASU on its Consolidated Financial Statements.

2.	INVENTORIES

The Company’s inventories at December 28, 2018 and December 29, 2017 consist of the following:

	2018	2017
Raw materials and supplies	$ 14,029,833	$ 16,256,705
Finished goods	20,988,109	17,528,206
Total inventory	$ 35,017,942	$ 33,784,911

3.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following as of December 28, 2018 and December 29, 2017:

	2018	2017	Estimated Lives
Land	$2,754,335	$2,754,335
Buildings	6,651,448	6,327,453	40 years
Leasehold improvements	15,797,635	15,304,845	lease term
Equipment	102,311,762	96,665,702	5–15 years
Furniture and fixtures	1,803,125	1,314,094	3–10 years
Vehicles	408,994	368,926	5 years
Construction in progress	7,050,035	1,872,603
Total	136,777,334	124,607,958
Accumulated depreciation	(68,889,770	(53,112,256)
Property, plant, and equipment—net	$ 67,887,564	$ 71,495,702

Total depreciation expense for the years ended December 28, 2018, December 29, 2017 and December 30, 2016 was $16,018,105, $21,458,168 and $20,313,635, respectively, of which approximately 99% was recorded in cost of goods sold and approximately 1% was recorded in selling, general and administrative expenses each period. Amounts included in construction in progress relate to the construction of a new manufacturing facility in Winchester, KY with an estimated cost to complete of $17.4 million in 2019. Construction in progress also includes expansion of a new finished goods storage lot, tooling and ancillary equipment with an estimated cost to complete of $2.6 million in 2019.

4.	GOODWILL AND INTANGIBLE ASSETS

Changes in the carrying amount of goodwill are as follows:

December 30, 2016	$ 172,115,558	December 30, 2016	$ 172,115,558
No Activity	0	Delta Treatment Acquisition	796,556
December 29, 2017	$ 172,115,558	December 29, 2017	$ 172,115,558

Other intangible assets consist of the following:

		December 28, 2018
	Amount	Accumulated Amortization	Net Book Value	Average Useful Life
Patents and developed technology	$ 95,600,000	$ 43,026,595	$52,573,405	9 years
Customer relationships Trade name and	215,450,000	63,157,233	152,292,767	14 years
trademarks	42,570,000	65,821	42,504,179	5 yrs/Indefinite
$ 353,620,000		$ 106,249,649	$ 247,370,351

		December 29, 2017
	Amount	Accumulated Amortization	Net Book Value	Average Useful Life
Patents and developed technology	$95,600,000	$32,232,279	$ 63,367,721	9 years
Customer relationships Trade name and	215,450,000	42,778,878	172,671,122	14 years
trademarks	42,570,000	58,508	42,511,492	5 yrs/Indefinite
$ 353,620,000		$75,069,665	$ 278,550,335

Total amortization expense for the years ended December 28, 2018, December 29, 2017 and December 30, 2016, was $31,179,984, $30,565,616 and 31,241,292, respectively. Amortization expense is expected to be $30,819,463 in 2019, $29,650,023 in 2020,

$27,765,323 in 2021, $25,400,233 in 2022, $20,061,381 in 2023, and $57,473,928

thereafter.

5.	DEBT

(a)	Long-Term Debt—Long-term debt at December 28, 2018 and December 29, 2017 consisted of the following:

	December 28,	December 29,
	2018	2017
Variable rate term loan with a base rate
option of Prime + 2.0% or LIBOR + 3.0%
(5.39% at December 28, 2018, 4.33% at
December 29, 2017), due in quarterly
installments of $612,500. The remaining
amount is due at the maturity date
of May 26, 2022.	$ 335,115,968	$ 338,875,000
Less current installments	2,450,000	9,650,000
Less unamortized debt issuance costs	5,998,055	7,892,781
	$ 326,667,913	$ 321,332,219

On February 17, 2017, the Company increased the loan capacity on its first lien term loan by $100,000,000 and used the proceeds to pay off its second lien term loan. The Company incurred pre-payment penalties and other fees totaling approximately $2,300,000 related to the transaction and wrote-off $4,200,000 of deferred financing fees associated with the second lien term loan during the year ended December 31, 2017.

As of December 28, 2018, the Company determined that the fair value of its outstanding debt, using Level 2 measurements, approximates carrying value.

(b)Excess Cash Flow—The Company is required to make a mandatory prepayment towards the first lien term loan for an amount equal to fifty percent (50%) of Excess Cash Flow as defined by the credit agreement. The amount determined will be paid on the one hundred twenty-fifth (125th) day following the last day of each fiscal year.

Per the first lien credit agreement, the Excess Cash Flow percentage could be 25% if the First Lien Senior Secured Leverage Ratio as of the last day of the fiscal year is less than 3.75:1 and greater than or equal to 3.25:1. The Excess Cash Flow Percentage could be 0% if the First Lien Senior Secured Leverage Ratio as of the last day of the fiscal year is less than 3.25:1.

No Excess Cash Flow payment is due in 2019 since the First Lien Senior Secured Leverage ratio was less than 3.25:1 as of December 28, 2018.

(c)Revolving Line of Credit—The Company has a $40,000,000 revolving line of credit available through its senior credit facility. The current availability of the line of credit is reduced by amounts borrowed and any outstanding letters of credit. The revolving line of credit accrues interest at the base rate (prime + 2.00%) or a LIBOR-based rate (LIBOR + 3.00%), at the option of the Company. As of December 28, 2018 and December 29, 2017, there were no outstanding balances on the revolving line of credit and the availability on the line of credit was $40,000,000. The interest rate on the revolving line of credit at the base rate as of December 28, 2018 and December 29, 2017, was 7.50% and 6.50%, respectively assuming base rate.

The revolving line of credit and term loans require that the Company satisfy certain measures of financial performance as long as the revolving line of credit has at least 30% of its balance outstanding. The revolving line of credit did not have any balance drawn on and outstanding as of December 28, 2018 or December 29, 2017 and therefore there were no financial covenant requirements. If over 30% of the revolving line of credit was outstanding, then the Senior Secured Leverage Ratio is required to be less than 6.6:1.

The first lien term loan and $40,000,000 revolving line of credit is secured by the

Company’s assets.

The following table presents the minimal contractual maturities of long-term debt and excludes any potential excess cash flow payments that may be required in future years

Fiscal Year Ending
2019	$2,450,000
2020	2,450,000
2021	2,450,000
2022	327,765,968
$ 335,115,968

6.	INCOME TAXES

Income tax expense (benefit) on continuing operations consists of the following:

	December 28,	December 29,	December 30,
	2018	2017	2016
Current income tax expense (benefit):
Federal	$9,833,308	$ 10,727,017	$ 5,175,741
State	3,232,213	1,950,891	1,305,084
Foreign	(97,623)	627,072	-
Total current	12,967,898	13,304,980	6,480,825
Deferred income tax expense (benefit):
Federal	(7,582,656)	(50,212,053)	(4,307,600)
State	(2,051,145)	(3,234,757)	(2,259,384)
Total deferred	(9,633,801)	(53,446,810)	(6,566,984)
Total income tax expense (benefit)	$3,334,097	$ (40,141,830)	$(86,159)

Total income tax expense (benefit) on continuing operations differed from “expected” income tax expense (benefit), computed by applying the U.S. federal income tax rate of 21% for the years ended December 28, 2018 and December 29, 2017 and 35% for the year ended December 30, 2016, to earnings before income tax, as follows:

	December 28, 2017	December 29, 2017	December 30, 2016
Computed “expected” income tax expense State income tax—net of federal income	$2,748,077	$931,889	$ (2,265,327)
tax benefit	1,077,384	(2,071,585)	(957,059)
Prior year taxes	(41,711)	529,769	(145,262)
Non-deductible reorganization	8,097	325,907	-
Meals and entertainment	105,089	85,734	80,277
Officer’s life insurance	522	872	1,572
Statutory rate change	-	(40,079,870)	3,880,375
Foreign derived intangible deduction	(209,301)	-	-
Domestic production activities	-	(1,078,298)	(678,473)
Other	(267,840)	622,901	(2,262)
Change in valuation allowance	(86,220)	590,851
	$ 3,334,097	$ (40,141,830)	$ (86,159)

The deferred income tax expense (benefit) results from temporary differences in the book and tax basis of certain assets and liabilities. The components of and changes in the net deferred asset (liability) which give rise to the deferred income tax asset (liability), net, at December 28, 2018 and December 29, 2017 are as follows:

	2018	2017
Deferred tax assets:
Allowance for doubtful accounts	$148,297	$108,212
Inventories, principally due to additional
costs inventoried for tax purposes	379,155	305,303
Warranty	150,486	121,183
Stock compensation	706,841	463,973
Acquisition costs	531,775	531,718
Accrued expenses	2,077,086	199,255
State net operating loss carryover	1,037,825	1,252,761
UNICAP	35,904	-
Valuation allowance	(504,631)	(590,851)
Total deferred tax assets	4,562,738	2,391,554
Plant and equipment, principally due to
differences in depreciation	(10,253,347)	(10,559,105)
Intangible and amortizable goodwill	(60,755,082)	(67,419,903)
Long-term debt	(468,463)	(615,988)
UNICAP	-	(344,511)
Total deferred tax liabilities	(71,476,892)	(78,939,507)
Net deferred tax liability	$ (66,914,154)	$ (76,547,953)

The TCJA reduces the U.S. statutory tax rate from 35% to 21% for years after fiscal 2017. Accordingly, the Company has remeasured its deferred taxes as of December 29, 2017 to reflect the reduced rate which will apply in future periods when these deferred taxes are settled or realized and recognized a deferred tax benefit of $40.0 million to reflect the reduced U.S. tax rate.  The Company believes as of December 28, 2018 all material income tax effects of the TCJA have been accounted for. At December 28, 2018 and December 29, 2017, the Company has state net operating loss carryforwards of $4.7 million and $7.4 million, respectively, some of which is available to offset future state taxable income through 2034. The Company does not believe that it is subject to any significant limitations on the use of net operating losses under Section 382 of the Internal Revenue Code, subsequent to the acquisition of the Company. The Company believes that it is more likely than not that the benefit from certain state NOL carryforwards will not be realized and has recorded a valuation allowance of $504,631 and $590,851 on the deferred tax assets relating to these NOL’s as of December 28, 2018 and December 29, 2017 respectively.

Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible and scheduled reversal of deferred tax liabilities, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

7.	STOCK OPTION PLAN

In 2015, the Company’s shareholders approved the 2015 Stock Option Plan. The Plan was intended to provide a means whereby the Company may, through the grant of options to key employees and nonemployee Directors, attract and retain such individuals. The Plan provided an incentive for key employees to achieve long-term performance goals and enables them to participate in the growth of the Company. Options may be granted under the Plan to purchase up to a maximum of 2,067,056 shares of the Company’s Common Stock. The Company has granted 1,634,640 options in total with an exercise price range of

$10 to $27.91 and a term of 10 years from the date of grant, which were split between

“time” vesting over 5 years and performance vesting.

In 2017, the Company granted 100,000 options with an exercise price of $16.69 and a term of 10 years from the date of grant, which were split between “time” vesting over 5 years and performance vesting.

In 2018, the Company granted 49,234 additional options with an exercise price of $27.91 and a term of 10 years from the date of grant, with both “time” vesting over 5 years and performance vesting.

At December 28, 2018 and December 29, 2017, there were 432,416 and 520,117, respectively, additional shares available for the Company to grant under the Plan. The stock option compensation will be recognized over the vesting period through 2023 for shares that are “time” based. For the years ended December 28, 2018, December 29, 2017 and December 30, 2016 $936,023 and $732,829 and $282,817 respectively, of compensation expense was recorded related to stock options.

Stock options outstanding are as follows:

		Weighted		Weighted
	Options	average grant date fair value	Range of exercise price	average exercise price
Outstanding at December 29, 2017	1,546,939	$4.83	$10.00 - $16.69	$10.42
Outstanding at December 28, 2018	1,634,640	$5.02	$10.00 - $27.91	$10.95

There were 1,634,640 outstanding stock options which have a weighted average remaining contractual life of 6.5 years. There were no forfeitures or options exercised during 2017 and 2018.

8.	LEASES

The Company has several operating leases, primarily for manufacturing facilities, that expire over the next fourteen years. Two leases have an option for the Company to purchase the property at a price which the parties believe approximates fair value. The total rental expense of all operating lease agreements was $3,887,381, $2,834,851 and

$2,669,378 for the years ended December 28, 2018, December 29, 2017 and December 30, 2016, respectively. The following is a schedule of future minimum rentals under operating lease agreements:

Fiscal Year Ending
2019	$ 3,836,995
2020	3,713,969
2021	3,214,217
2022	1,375,966
2023	1,122,704
Thereafter	5,093,657
18,357,508

9.	401(k) PLAN

The Company has a 401(k) Plan covering substantially all employees. The Company’s contribution to this plan is determined annually by the Board of Directors. The Company contributed $225,222, $174,436 and 155,855 to the plan for the years ended December 28, 2018, December 29, 2017 and December 30, 2016, respectively.

10.	RELATED PARTY TRANSACTIONS

The Company had a consulting agreement with Bain & Company, a minority shareholder, to provide market research services during 2017. The Company incurred $936,000 in the year ended December 29, 2017. Such amount was recorded as selling, general, and administrative expenses in the consolidated statement of operations and comprehensive income (loss).

11.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 25, 2019, which represents the date the consolidated financial statements were available to be issued. The Company has updated its evaluation of subsequent events through July 24, 2019, the date the consolidated financial statements were available to be reissued. Other than as described below, there were no subsequent events that would have impacted the Company’s consolidated financial statements.

On April 11, 2019, the Company acquired Presby Environmental Inc. (PEI), a provider of advanced treatment wastewater systems, for $60.7 million. The company (PEI) will operate under Presby Environmental Holdings, LLC, as a wholly owned subsidiary of Infiltrator Water Technologies LLC.

On April 18, 2019, the Company reached a settlement with a counterparty on a dispute regarding the Company’s alleged use of the counterparty’s patent.  While the Company disputes these allegations, the parties have agreed to settle out of court to avoid further costs and uncertainties involved in litigation. The cost of the settlement has been recorded as an accrued expense in the consolidated balance sheet and a legal settlement expense in the consolidated statement of operations as of December 28, 2018.

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